EXHIBIT 12.1

JONATHAN D. LEINWAND, P.A.	18851 NE 29th Ave. Suite 1011 Aventura, FL 33180 Tel: (954) 903-7856 Fax: (954) 252-4265
E-mail: jonathan@jdlpa.com

September 19, 2019

MedX Holdings, Inc

1621 Central Avenue

Cheyenne, WY 82001

Gentlemen:

We have acted, at your request, as special counsel to MedX Holdings Inc., a Wyoming corporation, (“MedX”) for the purpose of rendering an opinion as to the legality of 250,000,000 shares of MedX common stock, par value $0.001 per share to be offered and distributed by MedX (the “Shares”), pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by MedX with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, we have reviewed statutes of the State of Wyoming, to the extent WE deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of MedX and all amendments thereto, the By-Laws of MedX, selected proceedings of the board of directors of MedX authorizing the issuance of the Shares, certificates of officers of MedX and of public officials, and such other documents of MedX and of public officials as We have deemed necessary and relevant to the matter opined upon herein. We have assumed, with respect to persons other than directors and officers of MedX, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

On the basis of such examination, we are of the opinion that:

1. The Shares have been duly authorized by all necessary corporate action of the Company as the Board has been authorized by the shareholders to increase the authorized as need to accommodate the offering underlying.

2. When issued and sold by the Company against payment therefor pursuant to the terms of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is strictly limited to matters of Wyoming corporation law.

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We hereby consent to the use of our name in the Offering Statement and we also consent to the filing of this opinion as an exhibit thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very Truly Yours, JONATHAN D. LEINWAND, P.A.

By:	/s/ Jonathan Leinwand
Jonathan Leinwand, Esq.

JONATHAN D. LEINWAND, P.A.

18851 NE 29th Ave. • Suite 1011 • Aventura, FL 33180 • Tel: (954) 903-7856 • Fax: (954) 252-4265

www.jdlpa.com

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